Exhibit 5.1

Goodwin Procter llp
The New York Times Building 620 Eighth Avenue New York, NY 10018
goodwinlaw.com
+1 212 813 8800

July 7, 2023

Precipio, Inc.

4 Science Park

New Haven, Connecticut 06511

Re:	Securities Being Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Precipio, Inc., a Delaware corporation (the “Company”), of the offering of up to 8,888,890 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), issuable upon the exercise of common warrants (“Warrants,” and such shares of Common Stock issuable upon exercise of the Warrants, the “Shares”), to be sold by the selling stockholders identified in the prospectus contained in the Registration Statement under the heading “Selling Stockholders.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Shares, when issued upon exercise of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Precipio, Inc.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP